The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion dated May 7, 2021.

FINANCIAL PRODUCTS
Preliminary Pricing Supplement No. U5875 To Product Supplement No. I-C dated June 18, 2020, Prospectus Supplement dated June 18, 2020 and Prospectus dated June 18, 2020	Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-238458-02 May 7, 2021
$ Contingent Coupon Autocallable Yield Notes due May 12, 2023 Linked to the Performance of the Lowest Performing of Three Underlyings
•	The securities do not guarantee any return of principal at maturity and do not provide for the regular payment of interest.
•	Each Underlying is actively managed and is subject to additional risks. Unlike a passively managed fund, an actively managed fund does not attempt to track an Index or other benchmark, and the investment decisions for an actively managed fund are instead made by its investment adviser.
•	If these securities have not been previously automatically redeemed and if a Coupon Barrier Event has not occurred on an Observation Date, we will pay a contingent coupon on the immediately following Contingent Coupon Payment Date in an amount expected to be $15.792 (equivalent to approximately 18.95% per annum) (to be determined on the Trade Date) per $1,000 principal amount of securities. However, if a Coupon Barrier Event has occurred on an Observation Date, no contingent coupon will be paid with respect to that Observation Date. Contingent coupons should not be viewed as ordinary periodic interest payments.
•	If an Autocall Event occurs, the securities will be automatically redeemed and you will receive a cash payment equal to the principal amount of the securities you hold plus the contingent coupon payable on the immediately following Contingent Coupon Payment Date. No further payments will be made following an Automatic Redemption. Payment will be made in respect of such Automatic Redemption on the Contingent Coupon Payment Date immediately following the relevant Autocall Observation Date. Any payment on the securities is subject to our ability to pay our obligations as they become due.
•	Investors should be willing to (i) forgo dividends and the potential to participate in any appreciation of any Underlying and (ii) lose some or all of their investment if a Knock-In Event has occurred.
•	Senior unsecured obligations of Credit Suisse maturing May 12, 2023. Any payment on the securities is subject to our ability to pay our obligations as they become due.
•	Minimum purchase of $1,000. Minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof.
•	The offering price for the securities is expected to be determined on or about May 7, 2021 (the “Trade Date”), and the securities are expected to settle on or about May 12, 2021 (the “Settlement Date”). Delivery of the securities in book-entry form only will be made through The Depository Trust Company.
•	The securities will not be listed on any exchange.

Investing in the securities involves a number of risks. See “Selected Risk Considerations” beginning on page 10 of this pricing supplement and “Risk Factors” beginning on page PS-3 of any accompanying product supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this pricing supplement or any accompanying product supplement, the prospectus supplement and the prospectus. Any representation to the contrary is a criminal offense.

	Price to Public(1)	Underwriting Discounts and Commissions(2)	Proceeds to Issuer
Per security	$1,000	$	$
Total	$	$	$

(1) Certain fiduciary accounts may pay a purchase price of at least $993.50 per $1,000 principal amount of securities.

(2) We or any agent (one of which may be our affiliate) may pay varying discounts and commissions of up to $6.50 per $1,000 principal amount of securities. CSSU or another broker or dealer will forgo some or all discounts and commissions with respect to the sales of securities into certain fiduciary accounts. For more detailed information, please see “Supplemental Plan of Distribution (Conflicts of Interest)” in this pricing supplement.

Credit Suisse Securities (USA) LLC (“CSSU”) is our affiliate. For more information, see “Supplemental Plan of Distribution (Conflicts of Interest)” in this pricing supplement.

Credit Suisse currently estimates the value of each $1,000 principal amount of the securities on the Trade Date will be between $950 and $990 (as determined by reference to our pricing models and the rate we are currently paying to borrow funds through issuance of the securities (our “internal funding rate”)). This range of estimated values reflects terms that are not yet fixed. A single estimated value reflecting final terms will be determined on the Trade Date. See “Selected Risk Considerations” in this pricing supplement.

The securities are not deposit liabilities and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency of the United States, Switzerland or any other jurisdiction.

Credit Suisse

May , 2021

Key Terms

___________

Issuer

Credit Suisse AG (“Credit Suisse”), acting through its London branch

Underlyings

The securities are linked to the performance of the lowest performing of the Underlyings set forth in the table below. For more information on the Underlyings, see “The Underlyings” herein. Each Underlying is identified in the table below, together with its Bloomberg ticker symbol, Initial Level and expected Knock-In Level, Coupon Barrier Level and Autocall Level (each level to be determined on the Trade Date):

Underlying	Ticker	Initial Level	Knock-In Level	Coupon Barrier Level	Autocall Level
ARK Fintech Innovation ETF	ARKF UP <Equity>		(Approximately 70% of Initial Level)	(Approximately 70% of Initial Level)	(100% of Initial Level)
ARK Genomic Revolution ETF	ARKG UF <Equity>		(Approximately 70% of Initial Level)	(Approximately 70% of Initial Level)	(100% of Initial Level)
ARK Innovation ETF	ARKK UP <Equity>		(Approximately 70% of Initial Level)	(Approximately 70% of Initial Level)	(100% of Initial Level)

Contingent Coupons

If these securities have not been previously automatically redeemed and if a Coupon Barrier Event has not occurred on an Observation Date, we will pay the Contingent Coupon Amount on the immediately following Contingent Coupon Payment Date. However, if a Coupon Barrier Event has occurred on an Observation Date, no contingent coupon will be paid with respect to that Observation Date. If any Contingent Coupon Payment Date is not a business day, the contingent coupon will be payable on the first following business day, unless that business day falls in the next calendar month, in which case payment will be made on the first preceding business day. The amount of any contingent coupon will not be adjusted with respect to any postponement of a Contingent Coupon Payment Date and no interest or other payment will be payable hereon because of any such postponement of a Contingent Coupon Payment Date. No contingent coupons will be payable following an Automatic Redemption. Contingent coupons, if any, will be payable on the applicable Contingent Coupon Payment Date to the holder of record at the close of business on the business day immediately preceding the applicable Contingent Coupon Payment Date; provided that the contingent coupon payable on the Automatic Redemption Date or Maturity Date, as applicable, will be payable to the person to whom the Automatic Redemption Amount or the Redemption Amount, as applicable, is payable.

Contingent Coupon Amount

Expected to be $15.792 (equivalent to approximately 18.95% per annum) (to be determined on the Trade Date) per $1,000 principal amount of securities.

Coupon Barrier Event

A Coupon Barrier Event will occur if, on any Observation Date, the closing level of any Underlying on such Observation Date is less than its Coupon Barrier Level.

Redemption Amount

If these securities have not been previously automatically redeemed at maturity, the Redemption Amount you will receive will depend on the individual performance of each Underlying and whether a Knock-In Event has occurred. For each $1,000 principal amount of securities, the Redemption Amount will be determined as follows:

Contingent Coupon Autocallable Yield Notes                 1

•	If a Knock-In Event has not occurred, $1,000. Therefore, you will not participate in any appreciation of any Underlying.

•	If a Knock-In Event has occurred, $1,000 multiplied by the sum of one plus the Security Performance Factor. In this case, the Redemption Amount will be less than $700 per $1,000 principal amount of securities. You could lose your entire investment.

Any payment on the securities is subject to our ability to pay our obligations as they become due.

Automatic Redemption

If an Autocall Event occurs, the securities will be automatically redeemed and you will receive a cash payment equal to the principal amount of the securities you hold (the “Automatic Redemption Amount”) and the contingent coupon payable on the immediately following Contingent Coupon Payment Date (the “Automatic Redemption Date”). No further payments will be made following an Automatic Redemption. Payment will be made with respect to such Automatic Redemption on the Contingent Coupon Payment Date immediately following the relevant Autocall Observation Date. Any payment on the securities is subject to our ability to pay our obligations as they become due.

Autocall Event

An Autocall Event will occur if, on any Autocall Observation Date, the closing level of each Underlying on such Autocall Observation Date is equal to or greater than its respective Autocall Level.

Knock-In Event

A Knock-In Event will occur if the Final Level of any Underlying is less than its Knock-In Level.

Security Performance Factor

The Security Performance Factor is expressed as a percentage and is equal to the lesser of (i) zero and (ii) the Underlying Return of the Lowest Performing Underlying.

Lowest Performing Underlying

The Underlying with the lowest Underlying Return.

Underlying Return

For each Underlying, an amount calculated as follows:

Final Level - Initial Level

Initial Level

Initial Level

For each Underlying, the closing level of such Underlying on the Trade Date. In the event that the closing level for any Underlying is not available on the Trade Date, the Initial Level for such Underlying will be determined on the immediately following trading day on which a closing level is available.

Final Level

For each Underlying, the closing level of such Underlying on the Valuation Date.

Trade Date	Expected to be May 7, 2021
Settlement Date	Expected to be May 12, 2021
Valuation Date	May 9, 2023	Subject to postponement as set forth in any accompanying product supplement under “Description of the Securities—Postponement of calculation dates.”

Contingent Coupon Autocallable Yield Notes                 2

Maturity Date	May 12, 2023	Subject to postponement as set forth in any accompanying product supplement under “Description of the Securities—Postponement of calculation dates.” If the Maturity Date is not a business day, the Redemption Amount will be payable on the first following business day, unless that business day falls in the next calendar month, in which case payment will be made on the first preceding business day.

Events of Default

With respect to these securities, the first bullet of the first sentence of “Description of Debt Securities— Events of Default” in the accompanying prospectus is amended to read in its entirety as follows:

•	a default in payment of the principal or any premium on any debt security of that series when due, and such default continues for 30 days;

CUSIP

22552XKW2

Key Dates

Each Observation Date, Autocall Observation Date and Contingent Coupon Payment Date is set forth in the table below. The Key Dates are subject to postponement as set forth in any accompanying product supplement under “Description of the Securities—Postponement of calculation dates.”

Observation Dates	Autocall Observation Dates	Contingent Coupon Payment Dates
June 9, 2021		June 14, 2021
July 7, 2021		July 12, 2021
August 9, 2021		August 12, 2021
September 8, 2021		September 13, 2021
October 7, 2021		October 12, 2021
November 9, 2021	November 9, 2021	November 12, 2021
December 8, 2021	December 8, 2021	December 13, 2021
January 7, 2022	January 7, 2022	January 12, 2022
February 9, 2022	February 9, 2022	February 14, 2022
March 9, 2022	March 9, 2022	March 14, 2022
April 7, 2022	April 7, 2022	April 12, 2022
May 9, 2022	May 9, 2022	May 12, 2022
June 8, 2022	June 8, 2022	June 13, 2022
July 7, 2022	July 7, 2022	July 12, 2022
August 9, 2022	August 9, 2022	August 12, 2022
September 7, 2022	September 7, 2022	September 12, 2022
October 7, 2022	October 7, 2022	October 12, 2022
November 9, 2022	November 9, 2022	November 14, 2022
December 7, 2022	December 7, 2022	December 12, 2022
January 9, 2023	January 9, 2023	January 12, 2023
February 8, 2023	February 8, 2023	February 13, 2023

Contingent Coupon Autocallable Yield Notes                 3

Observation Dates	Autocall Observation Dates	Contingent Coupon Payment Dates
March 8, 2023	March 8, 2023	March 13, 2023
April 6, 2023	April 6, 2023	April 12, 2023
Valuation Date		Maturity Date

Contingent Coupon Autocallable Yield Notes                 4

Additional Terms Specific to the Securities

___________

You should read this pricing supplement together with the product supplement dated June 18, 2020, the prospectus supplement dated June 18, 2020 and the prospectus dated June 18, 2020, relating to our Medium-Term Notes of which these securities are a part. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product Supplement No. I-C dated June 18, 2020:

https://www.sec.gov/Archives/edgar/data/1053092/000095010320011958/dp130587_424b2-ps1c.htm

•	Prospectus Supplement and Prospectus dated June 18, 2020:

https://www.sec.gov/Archives/edgar/data/1053092/000110465920074474/tm2019510-8_424b2.htm

In the event the terms of the securities described in this pricing supplement differ from, or are inconsistent with, the terms described in any product supplement, the prospectus supplement or prospectus, the terms described in this pricing supplement will control.

For purposes of any accompanying product supplement, an “Autocall Observation Date” is a “calculation date.”

Our Central Index Key, or CIK, on the SEC website is 1053092. As used in this pricing supplement, “we,” “us,” or “our” refers to Credit Suisse.

This pricing supplement, together with the documents listed above, contains the terms of the securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, fact sheets, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. We may, without the consent of the registered holder of the securities and the owner of any beneficial interest in the securities, amend the securities to conform to its terms as set forth in this pricing supplement and the documents listed above, and the trustee is authorized to enter into any such amendment without any such consent. You should carefully consider, among other things, the matters set forth in “Selected Risk Considerations” in this pricing supplement and “Risk Factors” in any accompanying product supplement, “Foreign Currency Risks” in the accompanying prospectus, and any risk factors we describe in the combined Annual Report on Form 20-F of Credit Suisse Group AG and us incorporated by reference therein, and any additional risk factors we describe in future filings we make with the SEC under the Securities Exchange Act of 1934, as amended, as the securities involve risks not associated with conventional debt securities. You should consult your investment, legal, tax, accounting and other advisors before deciding to invest in the securities.

You may revoke your offer to purchase the securities at any time prior to the time at which we accept such offer on the date the securities are priced. We reserve the right to change the terms of, or reject any offer to purchase the securities prior to their issuance. In the event of any changes to the terms of the securities, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

Contingent Coupon Autocallable Yield Notes                 5

Hypothetical Redemption Amounts and Total Payments on the Securities

____________

The tables and examples below illustrate, for a $1,000 investment in the securities, hypothetical Redemption Amounts payable at maturity for a hypothetical range of Underlying Returns of the Lowest Performing Underlying and corresponding Security Performance Factors and, in the case of Table 2, total contingent coupons payable over the term of the securities, which will depend on the number of Coupon Barrier Events that have occurred over the term of the securities. The tables and examples below assume (i) if a Coupon Barrier Event does not occur on an Observation Date, a contingent coupon of $15.792 per $1,000 principal amount of securities will be paid on the immediately following Contingent Coupon Payment Date and (ii) the securities are not automatically redeemed prior to maturity. The actual contingent coupon amount and Knock-In Levels will be determined on the Trade Date. The examples are intended to illustrate hypothetical calculations of only the Redemption Amount and do not illustrate the calculation or payment of any individual contingent coupon.

The hypothetical Redemption Amounts and total contingent coupons set forth below are for illustrative purposes only. The actual Redemption Amount and total contingent coupons applicable to a purchaser of the securities, if any, will depend on the number of Coupon Barrier Events that have occurred over the term of the securities, whether a Knock-In Event has occurred and on the Final Level of the Lowest Performing Underlying. It is not possible to predict how many Coupon Barrier Events will occur, if any, or whether a Knock-In Event will occur and, in the event that there is a Knock-In Event, by how much the level of the Lowest Performing Underlying has decreased from its Initial Level to its Final Level. Furthermore, it is not possible to predict whether an Autocall Event will occur. If an Autocall Event occurs, the securities will be automatically redeemed for a cash payment equal to the principal amount of the securities you hold plus the contingent coupon payable, and no further payments will be made in respect of the securities. You will not participate in any appreciation in the Underlyings. You should consider carefully whether the securities are suitable to your investment goals. Any payment on the securities is subject to our ability to pay our obligations as they become due. The numbers below have been rounded for ease of analysis.

Principal Amount	$1,000 per security
Knock-In Level	For each Underlying, expected to be 70% of its Initial Level (to be determined on the Trade Date)
Coupon Barrier Level	For each Underlying, expected to be 70% of its Initial Level (to be determined on the Trade Date)

Contingent Coupon Autocallable Yield Notes                 6

TABLE 1: Hypothetical Redemption Amounts

Underlying Return of the Lowest Performing Underlying	Security Performance Factor	Redemption Amount (excluding contingent coupons, if any)	Total Contingent Coupons
100%	0%	$1,000	(See Table 2 below)
90%	0%	$1,000
80%	0%	$1,000
70%	0%	$1,000
60%	0%	$1,000
50%	0%	$1,000
40%	0%	$1,000
30%	0%	$1,000
20%	0%	$1,000
10%	0%	$1,000
0%	0%	$1,000
-10%	-10%	$1,000
-20%	-20%	$1,000
-30%	-30%	$1,000
-31%	-31%	$690
-40%	-40%	$600
-50%	-50%	$500
-60%	-60%	$400
-70%	-70%	$300
-80%	-80%	$200
-90%	-90%	$100
-100%	-100%	$0

TABLE 2:

The expected total contingent coupons will depend on how many Coupon Barrier Events occur.

Number of Coupon Barrier Events	Total Contingent Coupons
A Coupon Barrier Event does not occur on any Observation Date	$379.008
A Coupon Barrier Event occurs on 1 Observation Date	$363.216
A Coupon Barrier Event occurs on 2 Observation Dates	$347.424
A Coupon Barrier Event occurs on 3 Observation Dates	$331.632
A Coupon Barrier Event occurs on 4 Observation Dates	$315.840
A Coupon Barrier Event occurs on 5 Observation Dates	$300.048
A Coupon Barrier Event occurs on 6 Observation Dates	$284.256
A Coupon Barrier Event occurs on 7 Observation Dates	$268.464
A Coupon Barrier Event occurs on 8 Observation Dates	$252.672
A Coupon Barrier Event occurs on 9 Observation Dates	$236.880
A Coupon Barrier Event occurs on 10 Observation Dates	$221.088
A Coupon Barrier Event occurs on 11 Observation Dates	$205.296
A Coupon Barrier Event occurs on 12 Observation Dates	$189.504
A Coupon Barrier Event occurs on 13 Observation Dates	$173.712
A Coupon Barrier Event occurs on 14 Observation Dates	$157.920

Contingent Coupon Autocallable Yield Notes                 7

Number of Coupon Barrier Events	Total Contingent Coupons
A Coupon Barrier Event occurs on 15 Observation Dates	$142.128
A Coupon Barrier Event occurs on 16 Observation Dates	$126.336
A Coupon Barrier Event occurs on 17 Observation Dates	$110.544
A Coupon Barrier Event occurs on 18 Observation Dates	$94.752
A Coupon Barrier Event occurs on 19 Observation Dates	$78.960
A Coupon Barrier Event occurs on 20 Observation Dates	$63.168
A Coupon Barrier Event occurs on 21 Observation Dates	$47.376
A Coupon Barrier Event occurs on 22 Observation Dates	$31.584
A Coupon Barrier Event occurs on 23 Observation Dates	$15.792
A Coupon Barrier Event occurs on 24 Observation Dates	$0.000

The total payment on the securities will be equal to the Redemption Amount applicable to an investor plus the total contingent coupons payable on the securities.

Examples

The following examples illustrate how the Redemption Amount is calculated.

1.	A Knock-In Event has occurred.

Underlying	Final Level
Underlying A	110% of Initial Level
Underlying B	45% of Initial Level
Underlying C	85% of Initial Level

Because the Final Level of an Underlying is less than its Knock-In Level, a Knock-In Event has occurred. Underlying B is the Lowest Performing Underlying.

Therefore, the Redemption Amount is determined as follows:

Security Performance Factor	= the lesser of (i) zero and (ii) the Underlying Return of the Lowest Performing Underlying = the lesser of (i) zero and (ii) -55% = -55%
Redemption Amount	= $1,000 × (1 + Security Performance Factor) = $1,000 × 0.45 = $450

Even though the Final Level of an Underlying is greater than its Initial Level, you will not participate in such appreciation of such Underlying and you will be exposed to the depreciation in the Lowest Performing Underlying.

2.	A Knock-In Event has not occurred.

Underlying	Final Level
Underlying A	110% of Initial Level
Underlying B	105% of Initial Level
Underlying C	110% of Initial Level

Contingent Coupon Autocallable Yield Notes                 8

Because the Final Level of each Underlying is equal to or greater than its Knock-In Level, a Knock-In Event has not occurred.

Even though the Final Level of each Underlying is greater than its Initial Level, you will not participate in the appreciation of any Underlying.

Therefore, the Redemption Amount equals $1,000.

3.	A Knock-In Event has not occurred.

Underlying	Final Level
Underlying A	75% of Initial Level
Underlying B	95% of Initial Level
Underlying C	90% of Initial Level

Even though the Final Level of each Underlying is less than its Initial Level, because the Final Level of each Underlying is equal to or greater than its Knock-In Level, a Knock-In Event has not occurred.

Therefore, the Redemption Amount equals $1,000.

Contingent Coupon Autocallable Yield Notes                 9

Selected Risk Considerations

___________

An investment in the securities involves significant risks. This section describes material risks relating to an investment in the securities. These risks are explained in more detail in the “Risk Factors” section of any accompanying product supplement.

Risks Relating to the Securities Generally

YOU MAY RECEIVE LESS THAN THE PRINCIPAL AMOUNT AT MATURITY

If the securities are not automatically redeemed prior to the Maturity Date, you may receive less at maturity than you originally invested in the securities, or you may receive nothing, excluding contingent coupons, if any. If a Knock-In Event has occurred, you will be fully exposed to any depreciation in the Lowest Performing Underlying. In this case, the Redemption Amount you will receive will be less than the principal amount of the securities, and you could lose your entire investment. It is not possible to predict whether a Knock-In Event will occur, and in the event that there is a Knock-In Event, by how much the level of the Lowest Performing Underlying has decreased from its Initial Level to its Final Level. Any payment on the securities is subject to our ability to pay our obligations as they become due.

REGARDLESS OF THE AMOUNT OF ANY PAYMENT YOU RECEIVE ON THE SECURITIES, YOUR ACTUAL YIELD MAY BE DIFFERENT IN REAL VALUE TERMS

Inflation may cause the real value of any payment you receive on the securities to be less at maturity than it is at the time you invest. An investment in the securities also represents a forgone opportunity to invest in an alternative asset that generates a higher real return. You should carefully consider whether an investment that may result in a return that is lower than the return on alternative investments is appropriate for you.

THE SECURITIES WILL NOT PAY MORE THAN THE PRINCIPAL AMOUNT PLUS CONTINGENT COUPONS, IF ANY

The securities will not pay more than the principal amount plus contingent coupons, if any, regardless of the performance of any Underlying. Even if the Final Level of each Underlying is greater than its respective Initial Level, you will not participate in the appreciation of any Underlying. Therefore, the maximum amount payable with respect to the securities (excluding contingent coupons, if any) is $1,000 for each $1,000 principal amount of the securities. This payment will not be increased to include reimbursement for any discounts or commissions and hedging and other transaction costs, even upon an Automatic Redemption.

THE SECURITIES DO NOT PROVIDE FOR REGULAR FIXED INTEREST PAYMENTS

Unlike conventional debt securities, the securities do not provide for regular fixed interest payments. The number of contingent coupons you receive over the term of the securities, if any, will depend on the performance of the Underlyings during the term of the securities and the number of Coupon Barrier Events that occur. If a Coupon Barrier Event has occurred on an Observation Date, no contingent coupon will be paid with respect to that Observation Date. Accordingly, if a Coupon Barrier Event occurs on every Observation Date, you will not receive any contingent coupons during the term of the securities. Thus, the securities are not a suitable investment for investors who require regular fixed income payments, since the number of contingent coupons is variable and may be zero.

In addition, if rates generally increase over the term of the securities, it is more likely that the contingent coupon, if any, could be less than the yield one might receive based on market rates at that time. This would have the further effect of decreasing the value of your securities both nominally in terms of below-market coupons and in real value terms. Furthermore, it is possible that you will not receive some or all of the contingent coupons over the term of the securities, and still lose your principal amount. Even if you do receive some or all of your principal amount at maturity, you will not be compensated for the time value of money. These securities are not short-term investments, so you should carefully consider these risks before investing.

CONTINGENT COUPONS, IF ANY, ARE PAID ON A PERIODIC BASIS AND ARE BASED SOLELY ON THE CLOSING LEVELS OF THE UNDERLYINGS ON THE SPECIFIED OBSERVATION DATES

Contingent Coupon Autocallable Yield Notes                 10

Whether the contingent coupon will be paid with respect to an Observation Date will be based on the closing levels of the Underlyings on such date. As a result, you will not know whether you will receive the contingent coupon until near the end of the relevant period. Moreover, because the contingent coupon is based solely on the closing levels of the Underlyings on a specific Observation Date, if the closing level of an Underlying is less than its Coupon Barrier Level on an Observation Date, you will not receive any contingent coupon with respect to such Observation Date, even if the closing level of such Underlying was higher on other days during the relevant period.

MORE FAVORABLE TERMS TO YOU ARE GENERALLY ASSOCIATED WITH AN UNDERLYING WITH GREATER EXPECTED VOLATILITY AND THEREFORE CAN INDICATE A GREATER RISK OF LOSS

“Volatility” refers to the frequency and magnitude of changes in the level of an Underlying. The greater the expected volatility with respect to an Underlying on the Trade Date, the higher the expectation as of the Trade Date that the closing level of such Underlying could be less than its (i) Coupon Barrier Level on any Observation Date or (ii) Knock-In Level on the Valuation Date, indicating a higher expected risk of loss on the securities. This greater expected risk will generally be reflected in a higher contingent coupon than the yield payable on our conventional debt securities with a similar maturity, or in more favorable terms (such as lower Coupon Barrier Levels or Knock-In Levels) than for similar securities linked to the performance of an underlying with a lower expected volatility as of the Trade Date. You should therefore understand that a relatively higher contingent coupon may indicate an increased risk of loss. Further, relatively lower Coupon Barrier Levels or Knock-In Levels may not necessarily indicate that you will receive a contingent coupon on any Contingent Coupon Payment Date or that the securities have a greater likelihood of a return of principal at maturity. The volatility of any Underlying can change significantly over the term of the securities. The levels of the Underlyings for your securities could fall sharply, which could result in a significant loss of principal. You should be willing to accept the downside market risk of the Underlyings and the potential to lose a significant amount of your principal at maturity.

THE SECURITIES ARE SUBJECT TO A POTENTIAL AUTOMATIC REDEMPTION, WHICH EXPOSES YOU TO REINVESTMENT RISK

The securities are subject to a potential Automatic Redemption. If the securities are automatically redeemed prior to the Maturity Date, you may be unable to invest in other securities with a similar level of risk that provide you with the opportunity to be paid the same coupons as the securities.

AN AUTOMATIC REDEMPTION WOULD LIMIT YOUR OPPORTUNITY TO BE PAID CONTINGENT COUPONS OVER THE FULL TERM OF THE SECURITIES

The securities are subject to a potential Automatic Redemption. If an Autocall Event occurs, the securities will be automatically redeemed and you will receive a cash payment equal to the principal amount of the securities you hold and the contingent coupon payable on that Contingent Coupon Payment Date, and no further payments will be made with respect to the securities. In this case, you will lose the opportunity to continue to be paid contingent coupons from the Automatic Redemption Date to the scheduled Maturity Date.

THE U.S. FEDERAL TAX CONSEQUENCES OF AN INVESTMENT IN THE SECURITIES ARE UNCLEAR

There is no direct legal authority regarding the proper U.S. federal tax treatment of the securities, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with the treatment of the securities as described in “United States Federal Tax Considerations” below. If the IRS were successful in asserting an alternative treatment, the tax consequences of ownership and disposition of the securities, including the timing and character of income recognized by U.S. investors and the withholding tax consequences to non-U.S. investors, might be materially and adversely affected. Moreover, future legislation, Treasury regulations or IRS guidance could adversely affect the U.S. federal tax treatment of the securities, possibly retroactively.

Risks Relating to the Underlyings

YOU WILL BE SUBJECT TO RISKS RELATING TO THE RELATIONSHIP BETWEEN THE UNDERLYINGS

The securities are linked to the individual performance of each Underlying. As such, the securities will perform poorly if only one of the Underlyings performs poorly. For example, if one Underlying appreciates from its Initial Level to its Final Level, but the Final Level of the Lowest Performing Underlying is less than

Contingent Coupon Autocallable Yield Notes                 11

its Knock-In Level, you will be exposed to the depreciation of the Lowest Performing Underlying and you will not benefit from the performance of any other Underlying. Each additional Underlying to which the securities are linked increases the risk that the securities will perform poorly. By investing in the securities, you assume the risk that (i) the Final Level of at least one of the Underlyings will be less than its Knock-In Level and (ii) a Coupon Barrier Event occurs with respect to at least one of the Underlyings on one or more Observation Dates, regardless of the performance of any other Underlying.

It is impossible to predict the relationship between the Underlyings. If the performances of the Underlyings exhibit no relationship to each other, it is more likely that one of the Underlyings will cause the securities to perform poorly. However, if the performances of the assets included in each Underlying are related such that the performances of the Underlyings are correlated, then there is less likelihood that only one Underlying will cause the securities to perform poorly. Furthermore, to the extent that each Underlying represents a different market segment or market sector, the risk of one Underlying performing poorly is greater. As a result, you are not only taking market risk on each Underlying, you are also taking a risk relating to the relationship among the Underlyings.

GOVERNMENT REGULATORY ACTION, INCLUDING LEGISLATIVE ACTS AND EXECUTIVE ORDERS, COULD RESULT IN MATERIAL CHANGES TO THE UNDERLYINGS AND COULD NEGATIVELY AFFECT YOUR RETURN ON THE SECURITIES

Government regulatory action, including legislative acts and executive orders, could materially affect the Underlyings. For example, in response to recent executive orders, stocks of companies that are determined to be linked to the People’s Republic of China military, intelligence and security apparatus may be delisted from a U.S. exchange, removed as a component in indices or exchange traded funds, or transactions in, or holdings of, securities with exposure to such stocks may otherwise become prohibited under U.S. law. If government regulatory action results in such consequences, there may be a material and negative effect on the securities.

THERE ARE RISKS ASSOCIATED WITH THE UNDERLYINGS
Although shares of the Underlyings are listed for trading on a national securities exchange and a number of similar products have been traded on various national securities exchanges for varying periods of time, there is no assurance that an active trading market will continue for the shares of the Underlyings or that there will be liquidity in the trading market. Each Underlying is subject to management risk, which is the risk that an Underlying’s investment strategy, the implementation of which is subject to a number of constraints, may not produce the intended results. Pursuant to each Underlying’s investment strategy or otherwise, its investment advisor may add, delete or substitute the assets held by such Underlying. Any of these actions could adversely affect the price of the shares of each Underlying and consequently the value of the securities. For additional information on the Underlyings, see “The Underlyings” herein.

THE PERFORMANCE AND MARKET VALUE OF EACH UNDERLYING, PARTICULARLY DURING PERIODS OF MARKET VOLATILITY, MAY NOT CORRELATE TO THE PERFORMANCE OF ITS NET ASSET VALUE PER SHARE
Because the shares of each Underlying are traded on a national securities exchange and are subject to market supply and investor demand, the market value of one share of each Underlying may differ from the net asset value per share of such Underlying.

During periods of market volatility, securities held by each Underlying may be unavailable in the secondary market, market participants may be unable to calculate accurately the net asset value per share of such Underlying and the liquidity of such Underlying may be adversely affected. This kind of market volatility may also disrupt the ability of market participants to create and redeem shares in each Underlying. Further, market volatility may adversely affect, sometimes materially, the prices at which market participants are willing to buy and sell shares of each Underlying. As a result, under these circumstances, the market value of shares of each Underlying may vary substantially from the net asset value per share of such Underlying. For all the foregoing reasons, the performance of each Underlying may not correlate with the performance of its net asset value per share. For additional information on the Underlyings, see “The Underlyings” herein.

AN INVESTMENT IN THE SECURITIES IS SUBJECT TO RISKS ASSOCIATED WITH ACTIVELY MANAGED FUNDS
Each of the Underlyings is actively managed. Unlike a passively managed fund, an actively managed fund does not attempt to track an index or other benchmark, and the investment decisions for an actively managed fund are instead made by its investment adviser. The investment adviser of an actively managed

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fund may adopt a strategy or strategies that are significantly higher risk than the indexing strategy that would have been employed by a passively managed fund. As actively managed funds, the Underlyings are subject to management risk. In managing an actively managed fund, the investment adviser of a fund applies investment strategies, techniques and analyses in making investment decisions for that fund, but there can be no guarantee that these actions will produce the intended results. The ability of the Underlyings’ investment adviser to successfully implement each Underlying’s investment strategy will significantly influence the market price of the shares of that Underlying and, consequently, the value of the securities.

THE SECURITIES ARE SUBJECT TO THE RISKS ASSOCIATED WITH MID-, SMALL- AND MICRO-CAPITALIZATION COMPANIES
Some of the equity securities included in the Underlyings are issued by companies with mid-size, small or micro market capitalization. These equity securities often have greater stock price volatility, lower trading volume and less liquidity than the equity securities of large-capitalization companies, and are more vulnerable to adverse business and economic developments than those of large-capitalization companies. In addition, mid-, small- and micro-capitalization companies are typically less established and less stable financially than large-capitalization companies. These companies may depend on a small number of key personnel, making them more vulnerable to loss of personnel. Such companies tend to have smaller revenues, less diverse product lines, smaller shares of their product or service markets, fewer financial resources and less competitive strengths than large-capitalization companies and are more susceptible to adverse developments related to their products. Therefore, the Underlyings may be more volatile than it would be if it were composed of equity securities issued by large-capitalization companies.

FOREIGN SECURITIES MARKETS RISK
Some of the assets included in the Underlyings are issued by foreign companies and trade in foreign securities markets. Investments in the securities therefore involve risks associated with the securities markets in those countries, including risks of volatility in those markets, government intervention in those markets and cross shareholdings in companies in certain countries. Also, foreign companies are generally subject to accounting, auditing and financial reporting standards and requirements and securities trading rules different from those applicable to U.S. reporting companies. The equity securities included in the Underlyings may be more volatile than domestic equity securities and may be subject to different political, market, economic, exchange rate, regulatory and other risks, including changes in foreign governments, economic and fiscal policies, currency exchange laws or other laws or restrictions. Moreover, the economies of foreign countries may differ favorably or unfavorably from the economy of the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency. These factors may adversely affect the values of the equity securities included in the Underlyings, and therefore the performance of the Underlyings and the value of the securities.

EMERGING MARKETS RISK
The Underlyings are exposed to the political and economic risks of emerging market countries. In recent years, some emerging markets have undergone significant political, economic and social upheaval. Such far-reaching changes have resulted in constitutional and social tensions and, in some cases, instability and reaction against market reforms has occurred. With respect to any emerging market nation, there is the possibility of nationalization, expropriation or confiscation, political changes, government regulation and social instability. There can be no assurance that future political changes will not adversely affect the economic conditions of an emerging market nation. Political or economic instability could have an adverse effect on the performance of the securities.

CURRENCY EXCHANGE RISK
Because some of the prices of the equity securities included in the Underlyings are converted into U.S. dollars for purposes of calculating the level of the Underlyings, investors will be exposed to currency exchange rate risk with respect to each of the currencies in which the non-U.S. equity securities included in the Underlyings trade. Currency exchange rates may be highly volatile, particularly in relation to emerging or developing nations’ currencies and, in certain market conditions, also in relation to developed nations’ currencies. Significant changes in currency exchange rates, including changes in liquidity and prices, can occur within very short periods of time. Currency exchange rate risks include, but are not limited to, convertibility risk, market volatility and potential interference by foreign governments through regulation of local markets, foreign investment or particular transactions in foreign currency. These factors may adversely affect the values of the non-U.S. equity securities included in the Underlyings, the level of the Underlyings and the value of the securities.

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THE ARK FINTECH INNOVATION ETF HAS A LIMITED TRADING HISTORY
The ARK Fintech Innovation ETF began trading on the NYSE Arca on February 4, 2019 and therefore has a limited historical performance. Past performance should not be considered indicative of future performance.

THE STOCKS INCLUDED IN THE ARK FINTECH INNOVATION ETF AND THE ARK GENOMIC REVOLUTION ETF ARE CONCENTRATED IN ONE PARTICULAR SECTOR
All of the stocks included in the ARK Fintech Innovation ETF and in the ARK Genomic Revolution ETF are issued by companies in a single sector. As a result, the stocks that will determine the performances of the ARK Fintech Innovation and the ARK Genomic Revolution ETF are each concentrated in a single sector. Although an investment in the securities will not give holders any ownership or other direct interests in the stocks held by the ARK Fintech Innovation ETF and the ARK Genomic Revolution ETF, the return on an investment in the securities will be subject to certain risks associated with a direct equity investment in companies in a single sector. Accordingly, by investing in the securities, you will not benefit from the diversification which could result from an investment linked to companies that operate in a broader range of sectors. For additional information on the Underlyings, see “The Underlyings—The ARK Fintech Innovation ETF and The ARK Genomic Revolution ETF” herein.

NO OWNERSHIP RIGHTS RELATING TO THE UNDERLYINGS

Your return on the securities will not reflect the return you would realize if you actually owned shares of the Underlyings or the assets that comprise the Underlyings. The return on your investment is not the same as the total return based on a purchase of shares of the Underlyings or the assets that comprise the Underlyings.

NO DIVIDEND PAYMENTS OR VOTING RIGHTS

As a holder of the securities, you will not have voting rights or rights to receive cash dividends or other distributions or other rights with respect to shares of the Underlyings or the assets that comprise the Underlyings.

ANTI-DILUTION PROTECTION IS LIMITED

The calculation agent will make anti-dilution adjustments for certain events affecting the Underlyings. However, an adjustment will not be required in response to all events that could affect the Underlyings. If an event occurs that does not require the calculation agent to make an adjustment, or if an adjustment is made but such adjustment does not fully reflect the economics of such event, the value of the securities may be materially and adversely affected. See “Description of the Securities—Adjustments” in the relevant product supplement.

Risks Relating to the Issuer

THE SECURITIES ARE SUBJECT TO THE CREDIT RISK OF CREDIT SUISSE

Investors are dependent on our ability to pay all amounts due on the securities and, therefore, if we were to default on our obligations, you may not receive any amounts owed to you under the securities. In addition, any decline in our credit ratings, any adverse changes in the market's view of our creditworthiness or any increase in our credit spreads is likely to adversely affect the value of the securities prior to maturity.

CREDIT SUISSE IS SUBJECT TO SWISS REGULATION

As a Swiss bank, Credit Suisse is subject to regulation by governmental agencies, supervisory authorities and self-regulatory organizations in Switzerland. Such regulation is increasingly more extensive and complex and subjects Credit Suisse to risks. For example, pursuant to Swiss banking laws, the Swiss Financial Market Supervisory Authority (FINMA) may open resolution proceedings if there are justified concerns that Credit Suisse is over-indebted, has serious liquidity problems or no longer fulfills capital adequacy requirements. FINMA has broad powers and discretion in the case of resolution proceedings, which include the power to convert debt instruments and other liabilities of Credit Suisse into equity and/or cancel such liabilities in whole or in part. If one or more of these measures were imposed, such measures may adversely affect the terms and market value of the securities and/or the ability of Credit Suisse to make payments thereunder and you may not receive any amounts owed to you under the securities.

Risks Relating to Conflicts of Interest

HEDGING AND TRADING ACTIVITY

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We or any of our affiliates may carry out hedging activities related to the securities, including in the Underlyings or instruments related to the Underlyings. We or our affiliates may also trade in the Underlyings or instruments related to the Underlyings from time to time. Any of these hedging or trading activities on or prior to the Trade Date and during the term of the securities could adversely affect our payment to you at maturity.

POTENTIAL CONFLICTS

We and our affiliates play a variety of roles in connection with the issuance of the securities, including acting as calculation agent and as agent of the issuer for the offering of the securities, hedging our obligations under the securities and determining their estimated value. In performing these duties, the economic interests of us and our affiliates are potentially adverse to your interests as an investor in the securities. Further, hedging activities may adversely affect any payment on or the value of the securities. Any profit in connection with such hedging activities will be in addition to any other compensation that we and our affiliates receive for the sale of the securities, which creates an additional incentive to sell the securities to you.

Risks Relating to the Estimated Value and Secondary Market Prices of the Securities

UNPREDICTABLE ECONOMIC AND MARKET FACTORS WILL AFFECT THE VALUE OF THE SECURITIES

The payout on the securities can be replicated using a combination of the components described in “The estimated value of the securities on the Trade Date may be less than the Price to Public.” Therefore, in addition to the levels of any Underlying, the terms of the securities at issuance and the value of the securities prior to maturity may be influenced by factors that impact the value of fixed income securities and options in general, such as:

•	the expected and actual volatility of the Underlyings;

•	the expected and actual correlation, if any, between the Underlyings;

•	the time to maturity of the securities;

•	the dividend rate on the equity securities included in the Underlyings;

•	interest and yield rates in the market generally;

•	investors' expectations with respect to the rate of inflation;

•	events affecting companies engaged in the respective industries tracked by the ARK Fintech Innovation ETF and the ARK Genomic Revolution ETF;

•	geopolitical conditions and economic, financial, political, regulatory, judicial or other events that affect the components included in the Underlyings or markets generally and which may affect the levels of the Underlyings; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

Some or all of these factors may influence the price that you will receive if you choose to sell your securities prior to maturity. The impact of any of the factors set forth above may enhance or offset some or all of any change resulting from another factor or factors.

THE ESTIMATED VALUE OF THE SECURITIES ON THE TRADE DATE MAY BE LESS THAN THE PRICE TO PUBLIC

The initial estimated value of your securities on the Trade Date (as determined by reference to our pricing models and our internal funding rate) may be significantly less than the original Price to Public. The Price to Public of the securities includes any discounts or commissions as well as transaction costs such as expenses incurred to create, document and market the securities and the cost of hedging our risks as issuer of the securities through one or more of our affiliates (which includes a projected profit). These costs will be effectively borne by you as an investor in the securities. These amounts will be retained by Credit Suisse or our affiliates in connection with our structuring and offering of the securities (except to the extent discounts or commissions are reallowed to other broker-dealers or any costs are paid to third parties).

On the Trade Date, we value the components of the securities in accordance with our pricing models. These include a fixed income component valued using our internal funding rate, and individual option

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components valued using proprietary pricing models dependent on inputs such as volatility, correlation, dividend rates, interest rates and other factors, including assumptions about future market events and/or environments. These inputs may be market-observable or may be based on assumptions made by us in our discretionary judgment. As such, the payout on the securities can be replicated using a combination of these components and the value of these components, as determined by us using our pricing models, will impact the terms of the securities at issuance. Our option valuation models are proprietary. Our pricing models take into account factors such as interest rates, volatility and time to maturity of the securities, and they rely in part on certain assumptions about future events, which may prove to be incorrect.

Because Credit Suisse’s pricing models may differ from other issuers' valuation models, and because funding rates taken into account by other issuers may vary materially from the rates used by Credit Suisse (even among issuers with similar creditworthiness), our estimated value at any time may not be comparable to estimated values of similar securities of other issuers.

EFFECT OF INTEREST RATE USED IN STRUCTURING THE SECURITIES

The internal funding rate we use in structuring notes such as these securities is typically lower than the interest rate that is reflected in the yield on our conventional debt securities of similar maturity in the secondary market (our “secondary market credit spreads”). If on the Trade Date our internal funding rate is lower than our secondary market credit spreads, we expect that the economic terms of the securities will generally be less favorable to you than they would have been if our secondary market credit spread had been used in structuring the securities. We will also use our internal funding rate to determine the price of the securities if we post a bid to repurchase your securities in secondary market transactions. See “—Secondary Market Prices” below.

SECONDARY MARKET PRICES

If Credit Suisse (or an affiliate) bids for your securities in secondary market transactions, which we are not obligated to do, the secondary market price (and the value used for account statements or otherwise) may be higher or lower than the Price to Public and the estimated value of the securities on the Trade Date. The estimated value of the securities on the cover of this pricing supplement does not represent a minimum price at which we would be willing to buy the securities in the secondary market (if any exists) at any time. The secondary market price of your securities at any time cannot be predicted and will reflect the then-current estimated value determined by reference to our pricing models, the related inputs and other factors, including our internal funding rate, customary bid and ask spreads and other transaction costs, changes in market conditions and deterioration or improvement in our creditworthiness. In circumstances where our internal funding rate is higher than our secondary market credit spreads, our secondary market bid for your securities could be less favorable than what other dealers might bid because, assuming all else equal, we use the higher internal funding rate to price the securities and other dealers might use the lower secondary market credit spread to price them. Furthermore, assuming no change in market conditions from the Trade Date, the secondary market price of your securities will be lower than the Price to Public because it will not include any discounts or commissions and hedging and other transaction costs. If you sell your securities to a dealer in a secondary market transaction, the dealer may impose an additional discount or commission, and as a result the price you receive on your securities may be lower than the price at which we may repurchase the securities from such dealer.

We (or an affiliate) may initially post a bid to repurchase the securities from you at a price that will exceed the then-current estimated value of the securities. That higher price reflects our projected profit and costs, which may include discounts and commissions that were included in the Price to Public, and that higher price may also be initially used for account statements or otherwise. We (or our affiliate) may offer to pay this higher price, for your benefit, but the amount of any excess over the then-current estimated value will be temporary and is expected to decline over a period of approximately three months.

The securities are not designed to be short-term trading instruments and any sale prior to maturity could result in a substantial loss to you. You should be willing and able to hold your securities to maturity.

LACK OF LIQUIDITY

The securities will not be listed on any securities exchange. Credit Suisse (or its affiliates) intends to offer to purchase the securities in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities when you wish to do so. Because other dealers are not likely to make a secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which Credit Suisse (or

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its affiliates) is willing to buy the securities. If you have to sell your securities prior to maturity, you may not be able to do so or you may have to sell them at a substantial loss.

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Supplemental Use of Proceeds and Hedging

___________

We intend to use the proceeds of this offering for our general corporate purposes, which may include the refinancing of existing debt outside Switzerland. Some or all of the proceeds we receive from the sale of the securities may be used in connection with hedging our obligations under the securities through one or more of our affiliates. Such hedging or trading activities on or prior to the Trade Date and during the term of the securities (including on any calculation date, as defined in any accompanying product supplement) could adversely affect the value of the Underlyings and, as a result, could decrease the amount you may receive on the securities at maturity. For additional information, see “Supplemental Use of Proceeds and Hedging” in any accompanying product supplement.

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The Underlyings

___________

The ARK Fintech Innovation ETF

We have derived all information contained herein regarding the ARK Fintech Innovation ETF from publicly available information. Such information reflects the policies of, and is subject to change by, ARK Investment Management LLC, which maintains and manages the ARK Fintech Innovation ETF and acts as investment advisor to the ARK Fintech Innovation ETF. We have not conducted any independent review or due diligence of any publicly available information with respect to the ARK Fintech Innovation ETF.

The ARK Fintech Innovation ETF is an actively-managed exchange-traded fund with an investment objective of long-term growth of capital, that primarily invests in equity securities of U.S. and non-U.S. companies relevant to the ARK Fintech Innovation ETF’s investment theme of financial technology innovation. As an actively-managed fund, the ARK Fintech Innovation ETF is subject to management risk. In managing the ARK Fintech Innovation ETF, ARK Investment Management LLC applies investment strategies, techniques and analyses in making investment decisions for the ARK Fintech Innovation ETF, but there can be no guarantee that these actions will produce the intended results. The ability of ARK Investment Management LLC to successfully implement the ARK Fintech Innovation ETF’s investment strategy will significantly influence the ARK Fintech Innovation ETF’s performance.

The ARK Fintech Innovation ETF will invest under normal circumstances primarily (at least 80% of its assets) in equity securities of U.S. and non-U.S. companies that are relevant to the ARK Fintech Innovation ETF’s investment theme of Fintech innovation. ARK Investment Management LLC defines “Fintech innovation” as the introduction of a technologically enabled new product or service that potentially changes the way the financial sector works. ARK Investment Management LLC believes that companies relevant to this theme are those that develop, use or rely on innovative payment platforms and methodologies, point of sale providers, e-commerce, transactional innovations, business analytics, fraud reduction, frictionless funding platforms, peer-to-peer lending, blockchain technologies, intermediary exchanges, asset allocation technology, mobile payments, and risk pricing and pooling aggregators (insurance).

The ARK ETF Trust is a registered investment company that consists of numerous separate investment portfolios, including the ARK Fintech Innovation ETF. Information filed by the ARK ETF Trust with the SEC under the Securities Act and the Investment Company Act can be found by reference to its SEC file numbers: 333-191019 and 811-22883. Shares of the ARK Fintech Innovation ETF are listed on the NYSE Arca under ticker symbol “ARKF.” Information from outside sources is not incorporated by reference in, and should not be considered part of, this pricing supplement or any accompanying product supplement, the prospectus supplement or the prospectus.

The ARK Genomic Revolution ETF

We have derived all information contained herein regarding the ARK Genomic Revolution ETF from publicly available information. Such information reflects the policies of, and is subject to change by, ARK Investment Management LLC, which maintains and manages the ARK Genomic Revolution ETF and acts as investment advisor to the ARK Genomic Revolution ETF. We have not conducted any independent review or due diligence of any publicly available information with respect to the ARK Genomic Revolution ETF.

The ARK Genomic Revolution ETF is an actively-managed exchange-traded fund with an investment objective of long-term growth of capital, that primarily invests in equity securities of U.S. and non-U.S. companies across multiple sectors, including healthcare, information technology, materials, energy and consumer discretionary, that are relevant to the ARK Genomic Revolution ETF’s investment theme of genomics revolution. As an actively-managed fund, the ARK Genomic Revolution ETF is subject to management risk. In managing the ARK Genomic Revolution ETF, ARK Investment Management LLC applies investment strategies, techniques and analyses in making investment decisions for

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the ARK Genomic Revolution ETF, but there can be no guarantee that these actions will produce the intended results. The ability of ARK Investment Management LLC to successfully implement the ARK Genomic Revolution ETF’s investment strategy will significantly influence the ARK Genomic Revolution ETF’s performance.

The ARK Genomic Revolution ETF will invest under normal circumstances primarily (at least 80% of its assets) in equity securities of U.S. and non-U.S. companies across multiple sectors, including healthcare, information technology, materials, energy and consumer discretionary, that are relevant to the ARK Genomic Revolution ETF’s investment theme of the genomics revolution (“Genomic Revolution Companies”). ARK Investment Management LLC defines “genomics” as the study of genes and their functions, and related techniques (e.g., genomic sequencing). Genomic Revolution Companies are companies that ARK Investment Management LLC believes are substantially focused on and are expected to substantially benefit from extending and enhancing the quality of human and other life by incorporating technological and scientific developments, improvements and advancements in genomics into their business, such as by offering new products or services that rely on genomic sequencing, analysis, synthesis or instrumentation. ARK Investment Management LLC uses the term “genomic sequencing” to refer to the techniques that allows researchers to read and decipher the genetic information found in the DNA (i.e., the exact sequence of bases A, C, G and T in a DNA molecule), including the DNA of bacteria, plants, animals and human beings. These companies may include ones across multiple sectors, such as healthcare, information technology, materials, energy and consumer discretionary. These companies may also develop, produce, manufacture or significantly rely on or enable bionic devices, bio-inspired computing, bioinformatics, molecular medicine and agricultural biotechnology. ARK Investment Management LLC defines “bioinformatics” as the science of collecting and analyzing complex biological data such as genetic codes.

The ARK ETF Trust is a registered investment company that consists of numerous separate investment portfolios, including the ARK Genomic Revolution ETF. Information filed by the ARK ETF Trust with the SEC under the Securities Act and the Investment Company Act can be found by reference to its SEC file numbers: 333-191019 and 811-22883. Shares of the ARK Genomic Revolution ETF are listed on the Cboe BZX Exchange under ticker symbol “ARKG.” Information from outside sources is not incorporated by reference in, and should not be considered part of, this pricing supplement or any accompanying product supplement, the prospectus supplement or the prospectus.

The ARK Innovation ETF

We have derived all information contained herein regarding the ARK Innovation ETF from publicly available information. Such information reflects the policies of, and is subject to change by, ARK Investment Management LLC, which maintains and manages the ARK Innovation ETF and acts as investment advisor to the ARK Innovation ETF. We have not conducted any independent review or due diligence of any publicly available information with respect to the ARK Innovation ETF.

The ARK Innovation ETF is an actively-managed exchange-traded fund with an investment objective of long-term growth of capital, that primarily invests in equity securities of U.S. and non-U.S. companies relevant to the ARK Innovation ETF’s investment theme of disruptive innovation. As an actively-managed fund, the ARK Innovation ETF is subject to management risk. In managing the ARK Innovation ETF, ARK Investment Management LLC applies investment strategies, techniques and analyses in making investment decisions for the ARK Innovation ETF, but there can be no guarantee that these actions will produce the intended results. The ability of ARK Investment Management LLC to successfully implement the ARK Innovation ETF’s investment strategy will significantly influence the ARK Innovation ETF’s performance.

The ARK Innovation ETF will invest under normal circumstances primarily (at least 65% of its assets) in equity securities of U.S. and non-U.S. companies that are relevant to the ARK Innovation ETF’s investment theme of disruptive innovation. ARK Investment Management LLC defines “disruptive innovation” as the introduction of a technologically enabled new product or service that potentially changes the way the world works. ARK Investment Management LLC believes that companies relevant to this theme are those that rely on or benefit from the development of new products or services, technological improvements and advancements in scientific research relating to the areas of genomics; innovation in automation and manufacturing, transportation, energy, artificial intelligence and materials; the increased use of shared technology, infrastructure and services; and technologies that make financial services more efficient. ARK

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Investment Management LLC defines “genomics” as the study of genes and their functions, and related techniques (e.g., genomic sequencing).

The ARK ETF Trust is a registered investment company that consists of numerous separate investment portfolios, including the ARK Innovation ETF. Information filed by the ARK ETF Trust with the SEC under the Securities Act and the Investment Company Act can be found by reference to its SEC file numbers: 333-191019 and 811-22883. Shares of the ARK Innovation ETF are listed on the NYSE Arca under ticker symbol “ARKK.” Information from outside sources is not incorporated by reference in, and should not be considered part of, this pricing supplement or any accompanying product supplement, the prospectus supplement or the prospectus.

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Historical Information

___________

The following graphs set forth the historical performance of the Underlyings based on the closing level of the ARK Fintech Innovation ETF from February 4, 2019 through May 5, 2021 and each other Underlying from January 4, 2016 through May 5, 2021. We obtained the historical information below from Bloomberg, without independent verification.

You should not take the historical levels of the Underlyings as an indication of future performance of the Underlyings or the securities. Any historical trend in the levels of the Underlyings during any period set forth below is not an indication that the levels of the Underlyings are more or less likely to increase or decrease at any time over the term of the securities. The graphs below may have been adjusted to reflect certain corporate actions such as stock splits and reverse stock splits.

For additional information on the Underlyings, see “The Underlyings” herein.

The closing level of the ARK Fintech Innovation ETF on May 5, 2021 was $49.80.

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The closing level of the ARK Genomic Revolution ETF on May 5, 2021 was $82.09.

The closing level of the ARK Innovation ETF on May 5, 2021 was $111.55.

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United States Federal Tax Considerations

____________

This discussion supplements and, to the extent inconsistent therewith, supersedes the discussion in the accompanying product supplement under “United States Federal Tax Considerations.”

Due to the lack of any controlling legal authority, there is substantial uncertainty regarding the U.S. federal tax consequences of an investment in the securities. In the opinion of our counsel, Davis Polk & Wardwell LLP, it is reasonable under current law to treat the securities for U.S. federal income tax purposes as prepaid financial contracts with associated coupons that will be treated as gross income to you at the time received or accrued in accordance with your regular method of tax accounting. However, our counsel has advised us that it is unable to conclude affirmatively that this treatment is more likely than not to be upheld, and that alternative treatments are possible that could materially affect the timing and character of income or loss you recognize on the securities. Moreover, our counsel’s opinion is based on market conditions as of the date of this preliminary pricing supplement and is subject to confirmation on the Trade Date.

Assuming this treatment of the securities is respected and subject to the discussion in “United States Federal Tax Considerations” in the accompanying product supplement, the following U.S. federal income tax consequences should result:

•	Any coupons paid on the securities should be taxable as ordinary income to you at the time received or accrued in accordance with your regular method of accounting for U.S. federal income tax purposes.

•	Upon a sale or other disposition (including retirement) of a security, you should recognize capital gain or loss equal to the difference between the amount realized and your tax basis in the security. For this purpose, the amount realized does not include any coupon paid on retirement and may not include sale proceeds attributable to an accrued coupon, which may be treated as a coupon payment. Such gain or loss should be long-term capital gain or loss if you held the security for more than one year.

We do not plan to request a ruling from the IRS regarding the treatment of the securities, and the IRS or a court might not agree with the treatment described herein. In particular, the securities might be determined to be contingent payment debt instruments, in which case the tax consequences of ownership and disposition of the securities, including the timing and character of income recognized, might be materially and adversely affected. Moreover, the U.S. Treasury Department and the IRS have requested comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar financial instruments and have indicated that such transactions may be the subject of future regulations or other guidance. In addition, members of Congress have proposed legislative changes to the tax treatment of derivative contracts. Any legislation, Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. You should consult your tax advisor regarding possible alternative tax treatments of the securities and potential changes in applicable law.

Non-U.S. Holders.

The U.S. federal income tax treatment of the coupons is unclear. Subject to the discussion below and in the accompanying product supplement under “United States Federal Tax Considerations—Tax Consequences to Non-U.S. Holders” and “United States Federal Tax Considerations—FATCA,” we currently do not intend to treat coupons paid to a Non-U.S. Holder (as defined in the accompanying product supplement) of the securities as subject to U.S. federal withholding tax, provided that the Non-U.S. Holder complies with applicable certification requirements. However, it is possible that the IRS could assert that such payments are subject to U.S. withholding tax, or that we or another withholding agent may otherwise determine that withholding is required, in which case we or the other withholding agent may withhold at a rate of up to 30% on such payments.

Moreover, as discussed under “United States Federal Tax Considerations—Tax Consequences to Non-U.S. Holders—Dividend Equivalents under Section 871(m) of the Code” in the accompanying product supplement, Section 871(m) of the Internal Revenue Code generally imposes a 30% withholding tax on “dividend equivalents” paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments

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linked to U.S. equities or indices that include U.S. equities. Treasury regulations under Section 871(m), as modified by an IRS notice, exclude from their scope financial instruments issued prior to January 1, 2023 that do not have a “delta” of one with respect to any U.S. equity. Based on the terms of the securities and representations provided by us as of the date of this preliminary pricing supplement, our counsel is of the opinion that the securities should not be treated as transactions that have a “delta” of one within the meaning of the regulations with respect to any U.S. equity and, therefore, should not be subject to withholding tax under Section 871(m). However, the final determination regarding the treatment of the securities under Section 871(m) will be made as of the Trade Date for the securities and it is possible that the securities will be subject to withholding tax under Section 871(m) based on circumstances on that date.

A determination that the securities are not subject to Section 871(m) is not binding on the IRS, and the IRS may disagree with this determination. Moreover, Section 871(m) is complex and its application may depend on your particular circumstances, including your other transactions. You should consult your tax advisor regarding the potential application of Section 871(m) to the securities.

We will not be required to pay any additional amounts with respect to U.S. federal withholding taxes.

You should read the section entitled “United States Federal Tax Considerations” in the accompanying product supplement. The preceding discussion, when read in combination with that section, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of owning and disposing of the securities.

You should also consult your tax advisor regarding all aspects of the U.S. federal income and estate tax consequences of an investment in the securities and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

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Supplemental Plan of Distribution (Conflicts of Interest)

_____________

Under the terms and subject to the conditions contained in a distribution agreement dated May 7, 2007, as amended, which we refer to as the distribution agreement, we have agreed to sell the securities to CSSU. We may also agree to sell the securities to other agents that are parties to the distribution agreement. We refer to CSSU and other such agents as the “Agents.”

The distribution agreement provides that the Agents are obligated to purchase all of the securities if any are purchased.

The Agents may offer the securities at the offering price set forth on the cover page of this pricing supplement and may receive varying discounts and commissions of up to $6.50 per $1,000 principal amount of securities. The Agents may re-allow some or all of the discount on the principal amount per security on sales of such securities by other brokers or dealers. CSSU or another broker or dealer will forgo some or all discounts and commissions with respect to the sales of securities into certain fiduciary accounts. If all of the securities are not sold at the initial offering price, the Agents may change the public offering price and other selling terms.

An affiliate of Credit Suisse has paid or may pay in the future a fixed amount to broker-dealers in connection with the costs of implementing systems to support these securities.

We expect to deliver the securities against payment for the securities on the Settlement Date indicated herein, which may be a date that is greater than two business days following the Trade Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to a trade expressly agree otherwise. Accordingly, if the Settlement Date is more than two business days after the Trade Date, purchasers who wish to transact in the securities more than two business days prior to the Settlement Date will be required to specify alternative settlement arrangements to prevent a failed settlement.

CSSU is our affiliate. In accordance with FINRA Rule 5121, CSSU may not make sales in this offering to any of its discretionary accounts without the prior written approval of the customer. A portion of the net proceeds from the sale of the securities will be used by CSSU or one of its affiliates in connection with hedging our obligations under the securities.

For further information, please refer to “Underwriting (Conflicts of Interest)” in any accompanying product supplement.

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